Exhibit 10.12
EXELIS INC.
EXCESS SAVINGS PLAN
Effective as of October 31, 2011 including amendments effective as of
January 1, 2012

INTRODUCTION
The Exelis Inc. Excess Savings Plan (the “Plan”) first became effective as of October 31, 2011 (the “Effective Date”) following the spin-off of Exelis Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan, the ITT Excess Savings Plan prior to the spin-off (the “Predecessor Plan”). Under the terms of the Benefits and Compensation Matters Agreement, the Predecessor Corporation agreed that the spinoff of Exelis Inc. from ITT Corporation would not trigger a separation from service for purposes of IRC Section 409A for Exelis Employees. The Plan was created as a spin-off of the Predecessor Plan and to provide a means of restoring the contributions lost under the Exelis Salaried Investment and Savings Plan due to the application of the limitations imposed on qualified plans by Section 401(a)(17) of the Internal Revenue Code. Effective as of January 1, 2012, the Plan is further amended to reflect the enhanced employer contribution formula provided under the Exelis Salaried Investment and Savings Plan (successor plan to the ITT Salaried Investment and Savings Plan) and to cease Salary Deferrals by eligible employees effective as of January 1, 2012.
The Plan shall remain in effect as provided in Section 6.01 hereof, and Members shall be deemed to receive full credit for their service and participation with the Predecessor Corporation as provided in Section 3.03 hereof. Further, the Plan shall not deprive a Member of the right to payment of deferred compensation credited as of the date of termination or amendment, in accordance with the terms of the Plan as of the date of such termination or amendment.
The Predecessor Plan was effective as of January 1, 1987. The purpose of the Plan was to provide a means of restoring the contributions lost under the ITT Investment and Savings Plan for Salaried Employees due to the application of the limitations imposed on qualified plans by Section 415 of the Internal Revenue Code.
As of January 1, 1989, the Predecessor Plan was amended to provide (i) a means for restoring, for an employee participating in the ITT Investment and Savings Plan for Salaried Employees (the “Savings Plan”), the matching and other employer contributions lost under said Plan due to the application of the limitations imposed on qualified plans by Section 401(a)(17) and Section 402(g)(1) of the Internal Revenue Code (the “Code”) and (ii) a means of providing such employees with an opportunity to defer a portion of their salary in accordance with the terms of said Plan as hereinafter set forth.
As of January 1, 1995, the Predecessor Plan was further amended to provide a means of restoring, for an employee participating in the ITT Investment and Savings Plan for Salaried Employees, matching and other employer contributions lost due to the deferral of base compensation under another nonqualified deferred compensation program. As of December 19, 1995, the Predecessor Plan was renamed and continued as the ITT Industries Excess Savings Plan.
As of January 1, 1996, the Predecessor Plan was further amended to solely provide to individuals who are designated as Eligible Employees under the Plan on and after January 1, 1996, a means to restore the contributions lost under the Savings Plan due to the application of the limitations imposed by Sections 415 and 401(a)(17) of the Code and providing such employees with an opportunity to defer a portion of their base salary and to transfer any liabilities not attributable to such benefits to the ITT Industries Deferred Compensation Plan. The Predecessor Plan was further amended, effective as of (i) January 1, 1997, to provide additional optional forms of distributions and to revise the participation requirements, (ii) July 1, 1997, to revise the eligibility requirements to permit an Eligible Employee to participate in his first year of employment, and (iii) September 1, 1997, to further expand the distribution options available under the Plan.
In July, 2004, the Predecessor Plan was amended and restated to make certain changes regarding the effect of an Acceleration Event and to unify the definition of Acceleration Event with other employee benefit plans of ITT Industries, and to make certain other technical amendments. Effective as of July 1, 2006, the plan name was revised to the ITT Excess Savings Plan. Effective as of January 1, 2008, the Predecessor Plan was amended to make certain administrative changes.

All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

EXELIS INC. EXCESS SAVINGS PLAN

ARTICLE I — DEFINITIONS
1.01	“Acceleration Event” shall mean “Acceleration Event” as that term is defined under the provisions of the Predecessor Plan as in effect on October 3, 2004.
1.02	“Accounts” shall mean the Deferral Account, the Floor Contribution Account, Base Contribution Account and the Matching Contribution Account.
1.03	“Associated Company” shall mean any division, unit, subsidiary, or affiliate of the Corporation which is an Associated Company as such term is defined in the Savings Plan.
1.04	“Base Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(d) and earnings on those amounts pursuant to Section 3.02
1.05	“Beneficiary” shall mean the person or persons designated pursuant to the provisions of the Savings Plan to receive benefits under said Savings Plan after a Member’s death.
1.06	“Change in Control” shall mean a “Change in Control” as such term is defined in the Exelis Inc. Excess Pension Plan IIA, as amended from time to time.
1.07 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.08	“Committee” shall mean the Benefits Administration Committee under the Savings Plan.
1.09	“Company” shall mean the Corporation with respect to its employees or any Participating Corporation or Participating Division (as such terms are defined in the Savings Plan) authorized to participate in the Plan by the Corporation, with respect to each of its employees.

1.10	“Company Base Contribution Rate” shall mean the rate of Company Base Contributions (as such term in defined under the provisions of the Savings Plan) for a particular Plan Year.
1.11	“Corporation” shall mean Exelis Inc., an Indiana corporation, or any successor by merger, purchase or otherwise.
1.12	“Deferral Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record the amounts credited on his behalf under Section 3.01(a) and earnings on those amounts pursuant to Section 3.02, and with respect to an individual who becomes a Member of the Plan on the Effective Date and who immediately prior to the Effective Date was a member in the Predecessor Plan, the amount deferred under Section 3.01(a) of the Predecessor Plan by such Member adjusted as provided in Section 3.02.

1.13	“Effective Date” shall mean October 31, 2011.
1.14	“Eligible Employee” shall mean an Employee of the Company who is eligible to participate in the Plan as provided in Section 2.01.
1.15 “Employee” shall have the meaning set forth in the Savings Plan.
1.16	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.17	“Excess Base Contributions” shall mean the amount of contributions credited on a Member’s behalf under Section 3.01(d).
1.18	“Excess Floor Contributions” shall mean the amount of contributions credited on a Member’s behalf under Section 3.01(c) of the Plan

1.19	“Excess Matching Contributions” shall mean the amount of contributions credited on a Member’s behalf under Section 3.01(b).
1.20	“Exelis Employee” shall mean an Employee who is employed by or assigned to Exelis Inc. following the spin-off of Exelis Inc. from the Predecessor Corporation, including former Employees of the Predecessor Corporation who are determined by the Predecessor Corporation to be associated with Exelis Inc.
1.21	“Floor Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record the amounts credited on his behalf under Section 3.01(c) and earnings on those amounts pursuant to Section 3.02, and with respect to an individual who becomes a Member of the Plan on the Effective Date and who immediately prior to the Effective Date was a member in the Predecessor Plan, the amount credited on the Member’s behalf under Section 3.01(c) of the Predecessor Plan adjusted as provided in Section 3.02.
1.22	“Matching Company Contribution” shall have the meaning set forth in the Savings Plan.
1.23	“Matching Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(b) and earnings on those amounts pursuant to Section 3.02 and with respect to an individual who becomes a Member of the Plan on the Effective Date and who immediately prior to the Effective Date was a member in the Predecessor Plan, the amount credited on the Member’s behalf under Section 3.01(b) of the Predecessor Plan adjusted as provided in Section 3.02.
1.24	“Member” shall mean each Eligible Employee who participates in the Plan pursuant to Article II and each individual who was a member in the Predecessor Plan immediately prior to the Effective Date and had amounts transferred from the Predecessor Plan to this Plan effective as of the Effective Date.

1.25	“Plan” shall mean the Exelis Inc. Excess Savings Plan as set forth in this document, as it may be amended from time to time; provided, however, that the term “Plan” shall include the Predecessor Plan with respect to all prior service and participation by Member with the Predecessor Corporation.
1.26  “Plan Year” shall mean the calendar year.
1.27	“Predecessor Plan” shall mean the ITT Excess Savings Plan as effective immediately prior to the Effective Date.
1.28	“Reporting Date” shall mean each business day on which the New York Stock Exchange is open for business, or such other day as the Committee may determine.
1.29	“Salary” shall mean (i) with respect to Plan Years beginning prior to January 1, 2012, an Eligible Employee’s “Salary” as such term is defined in the Exelis Salaried Investment and Savings Plan as in effect on the Effective Date disregarding any reduction required due to the application of the Statutory Compensation Limitation and (ii) with respect to Plan Years beginning on and after January 1, 2012, an Eligible Employee’s “Salary” as such term is defined in the Savings Plan as in effect on and after the January 1, 2012 disregarding any reduction required due to the application of the Statutory Compensation Limitation. Salary shall be determined before any reduction pursuant to an Eligible Employee’s election to make Salary Deferrals under this Plan, but after reduction for deferrals under any other nonqualified deferred compensation program maintained by the Company.
1.30	“Salary Deferrals” shall mean the amount of Salary a Member has elected to defer for a Plan Year beginning prior to January 1, 2012 pursuant to a Salary Reduction Agreement in accordance with the provisions of Section 3.01(a).
1.31	“Salary Reduction Agreement” shall mean with respect to an individual who becomes a Member effective as of the Effective Date and who immediately prior to the Effective

Date was a Member in the Predecessor Plan, the completed Agreement entered into by said Member pursuant to Section 2.02 of the Predecessor Plan under which be elected to deferred a portion of his Salary under the provisions of Section 3.01(a) of the Predecessor Plan.
1.32	“Savings” shall have the meaning set forth in the Savings Plan.
1.33	“Savings Plan” shall mean the Exelis Salaried Investment and Savings Plan (formerly known as the ITT Salaried Investment and Savings Plan) as amended from time to time.
1.34	“Statutory Compensation Limitation” shall mean the limitations set forth in Section 401(a)(17) of the Code as in effect each calendar year for the Savings Plan.
1.35	“Specified Employee” shall mean a “Specified Employee” as such term is defined in the Exelis Excess Pension Plan IIA, as amended from time to time.
1.36	“Termination of Employment” shall mean “Termination of Employment” as such term is defined in the Exelis Inc. Excess Pension Plan IIA, as amended from time to time.

ARTICLE II — PARTICIPATION
2.01 Eligibility
(a)	(i)	An Employee shall be an Eligible Employee as of the Effective Date with respect to the period beginning on the Effective Date and ending on December 31, 2011 (the “2011 Plan Year”) if the Employee (A) is eligible to participate in the Savings Plan during that period, (B) was an Eligible Employee under the terms of the Predecessor Plan with respect to the calendar year beginning January 1, 2011 and (C) his Salary in that calendar year exceeds the Statutory Compensation Limitation in effect for that particular year.
(ii)	Effective as of January 1, 2012, an Employee shall be an Eligible Employee for the portion of a particular Plan Year during which (A) the Employee is eligible to participate in the Savings Plan and (B) the Eligible Employee’s Salary in that Plan Year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.
(b)	Upon reemployment by the Company, an Employee shall become an Eligible Employee again only upon completing the eligibility requirement described in Section 2.01(a).
2.02 Participation and Filing Requirements
(a)	Subject to the provisions of this Section, with respect to the 2011 Plan Year, any Eligible Employee who has met the eligibility requirements of Section 2.01(a)(i) shall have Salary Deferrals credited to his Deferral Account for the 2011 Plan Year in accordance with the Salary Reduction Agreement executed by such Eligible Employee under the provision of the Predecessor Plan with respect to the calendar year beginning on January 1, 2012 which authorized Salary Deferrals under the Predecessor Plan for that year in accordance with the provisions of Section 3.01(a) thereto.

(b)	Notwithstanding the foregoing, if a Member receives a hardship withdrawal of elective deferrals from the Savings Plan or any other plan which is maintained by the Company or an Associated Company and which meets the requirements of Section 401(k) of the Code (or any successor thereof), the Member’s Salary Reduction Agreement in effect at that time shall be cancelled. Any subsequent Salary payment which would have been deferred pursuant to that Salary Reduction Agreement, but for the application of this Section 2.02(b), shall be paid to the Member as if he had not entered into the Salary Reduction Agreement.
(c)	An Eligible Employee shall become a Member when contributions are credited on his behalf pursuant to Article 3.
2.03 Termination of Participation
(a)	A Member’s participation in the Plan shall terminate when the vested values of the Member’s Accounts under the Plan are totally distributed to, or on behalf of, the Member.
(b)	Upon reemployment by the Company, a former Member shall become a Member again only upon completing, subsequent to his reemployment, the eligibility and participation requirements of Section 2.01 and 2.02, respectively.

ARTICLE III — EXCESS SAVINGS PLAN CONTRIBUTIONS
3.01 Amount of Contributions
For any Plan Year, the amount of contributions credited under the Plan on behalf of a Member pursuant to this Article 3 shall be equal to the sum of the Salary Deferrals, Excess Matching Contributions, Excess Floor Contributions and Excess Base Contributions determined under (a), (b), (c) and (d) below:
(a)	Salary Deferrals

The amount of Salary Deferrals for the period beginning on the Effective Date and ending on December 31, 2011 (the “2011 Plan Year”) shall be equal to the designated percentage of Salary elected by the Member in his Salary Reduction Agreement executed under the provisions of the Predecessor Plan, provided that the allocation under the Plan and the reduction in the Eligible Employee’s Salary corresponding to such election shall be made only with respect to Salary that is otherwise earned and payable to such Member during the 2011 Plan Year in excess of the Statutory Compensation Limitation for that year.

Notwithstanding any Plan provision to the contrary, effective with respect to Plan Years beginning on and after January 1, 2012, Salary Deferrals are no longer permitted under the provision of the Plan and a Member shall not be eligible to defer any Salary earned on and after January 1, 2012.
(b)	Excess Matching Contributions

The amount of Excess Matching Contributions credited to a Member’s Matching Contribution Account for the portion of the Plan Year beginning on the Effective Date and ending on December 31, 2011 shall be equal to fifty (50%) percent of the Salary Deferral to this Plan by the Member during that portion of the Plan Year and such amount shall be credited to the Member’s Matching Contribution Account at the same time as the Salary Deferral to which they relate.

With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Matching Contributions credited for each particular Plan Year to the Matching Contribution Account of Member who is eligible in that year for Company Matching Contributions (as such term is defined in the Savings Plan) shall be equal to three and one-half percent (3.5%) of the portion of such Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that year.

For avoidance of doubt, an Excess Matching Contribution shall only be credited to a Member’s Matching Contribution Account with respect to a Plan Year beginning on or after January 1, 2012, if the Member is eligible to receive Company Base Contributions in that Plan Year.
(c)	Excess Floor Contributions

With respect to the portion of the year beginning on the Effective Date and ending on December 31, 2011 in which Salary Deferrals are made on a Member’s behalf pursuant to paragraph (a) above, Excess Floor Contributions shall be credited on behalf of the Member equal to the result of (i) minus (ii) as follows:
(i)	an amount equal to one half of one percent of the Member’s Salary for the calendar year ending December 31, 2011, minus

(ii)	the sum of (A) the amount of Floor Company Contribution (as that term is defined under the Savings Plan) made by the Company on behalf of the Member under the Savings Plan for such Plan Year and allocated to the Member’s account under the Savings Plan in such Plan Year, and (B) the amount of Excess Floor Contributions credited on the Member’s behalf under the Predecessor Plan for the portion of the Plan Year beginning on January 1, 2011 and ending on October 30, 2011.

Notwithstanding the foregoing, effective as of the October 31, 2011 Excess Floor Contributions shall not be made to the Plan with respect to a Member’s Salary paid on and after December 31, 2011.
(d)	Excess Base Contributions

With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Base Contributions credited to a Member’s Base Contribution Account for each particular Plan Year shall be equal to Company Base Contribution Rate applicable to the Eligible Employee for that particular Plan Year applied to the portion of such Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that Plan Year.

For avoidance of doubt, an Excess Base Contribution shall only be credited to a Member’s Base Contribution Account with respect to a Plan Year beginning on or after January 1, 2012, if the Member is eligible to receive Company Base Contributions in that Plan Year.
(e)	The contributions credited on a Member’s behalf pursuant to paragraphs (a), (b), (c) and (d) above shall be credited to a Member’s Accounts at the same time as they would have been credited to his accounts under the Savings Plan if not for the application of the Statutory Compensation Limitations.
3.02	Investment of Accounts
A Member shall have no choice or election with respect to the investments of his Accounts. As of each Reporting Date, there shall be credited or debited an amount of earnings or losses on the balance of the Member’s Accounts as of such Reporting Date which would have been credited had the Member’s Accounts been invested in the Stable Value Fund maintained under the Savings Plan, or such other fund as determined by the “PFTIC”, as such term is defined in the Savings Plan.

3.03 Vesting of Accounts
(a)	The Member shall be fully vested in his Salary Deferrals, Excess Floor Contributions Account and Excess Base Contributions (and earnings thereon) made on his behalf under Section 3.01(a), (c), and (d) respectively. The Member shall vest in the Excess Matching Contributions made on his behalf under Section 3.01(b) (and earnings thereon) at the same rate and under the same conditions at which such contributions would have vested under the Savings Plan had they been contributed thereunder.
In the event the Member incurs Termination of Employment prior to vesting in all or any part of the Excess Matching Contributions credited on his behalf, such contributions and earnings thereon shall be forfeited and shall not be restored in the event the Member is subsequently reemployed by the Company or an Associated Company.
(b)	Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by a Member with the Predecessor Corporation shall be deemed credited in full towards a Member’s service and participation with the Company.
3.04 Individual Accounts
(a)	The Committee shall maintain, or cause to be maintained, on the book of the Corporation records showing the individual balances of each Member’s Accounts (or subaccounts). At least once a year, each Member shall be furnished with a statement setting forth the value of his Accounts.
(b)	Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical earnings or losses on the amounts credited on a Member’s behalf under this Plan can be credited or debited, as the case may be.

3.05 Valuation of Accounts
(a)	The Committee shall value or cause to be valued each Member’s Accounts at least quarterly. On each Reporting Date, there shall be allocated to the Accounts of each Member the appropriate amount determined in accordance with Section 3.02.
(b)	Whenever an event requires a determination of the value of a Member’s Accounts, the value shall be computed as of the Reporting Date immediately preceding the date of the event, except as otherwise specified in this Plan.

ARTICLE IV — PAYMENT OF CONTRIBUTIONS
4.01 Commencement of Payment
(a)	Except as otherwise provided below, a Member shall be entitled to receive payment of his Deferral Account, his Floor Contribution Account and his Base Contribution Account and the vested portion of his Matching Contribution Account as determined under Section 3.03 upon his Termination of Employment with the Company and all Associated Companies for any reason, other than death. The distribution of such Accounts shall be made in the seventh month following the date the Member’s Termination of Employment occurs.
(b)	In the event of the death of a Member prior to the full payment of his Accounts, the unpaid portion of his Accounts shall be paid to his Beneficiary in the month following the month in which the Member’s date of death occurs.
4.02 Method of Payment
The payment of such Member’s Deferral Account, his Floor Contribution Account and his Base Contribution Account and the vested portion of his Matching Contribution Account shall be made in a single lump sum payment.
4.03 Payment upon the Occurrence of a Change in Control
Upon the occurrence of a Change in Control, all Members shall automatically receive the balance of their Deferral Account, Floor Contribution Account and Base Contribution Account and the vested portion of their Matching Contribution Account in a single lump sum payment. Such lump sum payment shall be made within 90 days of the date the Change in Control occurs. If the Member dies after such Change in Control, but before receiving such payment, it shall be made to his Beneficiary.

ARTICLE V — GENERAL PROVISIONS
5.01 Funding
All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation.
5.02 No Contract of Employment
The Plan is not a contract of employment and the terms of employment of any Member shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or an Associated Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Member and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all agreements entered into pursuant thereto.
5.03 Unsecured Interest
Neither the Corporation nor the Board of Directors nor the Committee in any way guarantees the performance of the investment fund designated under Section 3.02. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Member hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Member or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

5.04 Facility of Payment
In the event that the Committee shall find that a Member or Beneficiary is unable to care for his affairs because of illness or accident or has died, or if a Beneficiary is a minor, the Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall thereby be a complete discharge of the liabilities of the Corporation and the Plan for that payment.
5.05 Withholding Taxes
The Company or an Associated Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.
5.06 Nonalienation
Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.
5.07 Transfers
(a)	In the event the Corporation (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of the Corporation to a third party or (ii) distributes or distributed to the holders of shares of the Corporation’s common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of the Corporation, and, as a result of such sale or distribution, such company or its employees are no longer eligible to participate hereunder, the liabilities with respect to the benefits accrued under this Plan for a Member who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall, at the discretion and direction of the Corporation (and approval by the new employer), be transferred to a similar plan of such new employer and become a liability thereunder. Upon such transfer (and acceptance thereof) the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall cease.
(b)	Notwithstanding any Plan provision to the contrary, at the discretion and direction of the Corporation, liabilities with respect to benefits accrued by a Member under a plan maintained by such Member’s former employer may be transferred to this Plan and upon such transfer become the obligation of the Corporation.
5.08 Claims Procedure
(a)	Submission of Claims
Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.
(b)	Denial of Claim
If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure, including. information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits for requesting a review.

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.
If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.
     (c)  Claim Review Procedure
The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.
Not later than 60 days after receipt of the request for review, the Committee (or the committee designated by the Company to hear such appeals, the “Appeals Committee) shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Appeals Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d) Exhaustion of Remedy
No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.
5.09 Compliance
The Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.
5.10 Acceleration of or Delay in Payments
The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Member hereunder, provided such acceleration is permitted under Treas. Regs. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Member hereunder, to the extent permitted under Treas. Regs. Section 1.409A-2(b)(7).
5.11 Construction
(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and all rights under this Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, to the extent such laws are not superseded by applicable federal laws.
(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.
(d)	The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions thereof.

ARTICLE VI — AMENDMENT OR TERMINATION
6.01 Right to Terminate
Notwithstanding any Plan provision to the contrary, the Corporation may, by action of the Board of Directors, terminate this Plan and the related Deferral Agreements at any time. To the extent consistent with the rules relating to Plan terminations and liquidation in Treasury Regulations Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Corporation may provide that each Member or Beneficiary shall receive a single sum payment in cash equal to the balance of the Member’s Accounts. The single sum payment shall be made within 90 days following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or Beneficiary under this Plan. Unless so distributed, in the event of a Plan termination, the Corporation shall continue to maintain the Deferral Account, the Floor Contribution Account and the Matching Contribution Account and the Base Contribution Account until distributed pursuant to the terms of the Plan.
6.02 Right to Amend
The Board of Directors or its delegate may amend or modify this Plan and the related Deferral Agreements in any way either retroactively or prospectively. However, except that without the consent of the Member or Beneficiary, if applicable, no amendment or modification shall reduce or diminish such person’s right to receive any benefit accrued hereunder prior to the date of such amendment or modification, and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Sections 3.03(b) and 4.03.

ARTICLE VII — ADMINISTRATION
7.01 Administration
(a)	The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Committee on all matters shall be final, binding and conclusive on all persons to the extent permitted by law.
(b)	To the extent permitted by law, all agents and representatives of the Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.